Exhibit 10.36

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (the “Agreement”) is made this 9th day of July, 2007 between Steven Balasiano (the “Employee”) and The Children’s Place Services Company, LLC, its parent and its direct and indirect affiliated corporations and other entities (collectively, the “Employer” or the “Company”).

1.         Termination of Employment. The parties agree that the Employee’s employment with the Employer shall terminate effective July 20, 2007 (the “Separation Date”).

2.         Separation Payment. (a) In consideration for entering into this Agreement, the Employer shall pay to the Employee the sum of Four Hundred Thirty Eight Thousand Dollars ($438,000), less legally required payroll deductions (“Separation Payment”), which sum shall be paid to Employee in accordance with the Company’s regular payroll practices in twenty-six (26) biweekly installments commencing the first pay period following the Separation Date.

(b) The Company also agrees to pay to Employee the sum of Twenty-Four Thousand Eight Hundred Seven Dollars and Sixty-Nine Cents ($24,807.69), less legally required payroll deductions, for Employee’s vacation and personal days as of the Separation Date, which sum shall be paid within (14) days of the Separation Date.

(c) The Company also agrees to pay to Employee an additional amount equal to the bonus payment, including any discretionary payment, Employee would have received had Employee received a “3” or “Meets Expectations” performance rating under and, other than with regard to the termination of Employee’s employment hereunder, subject to the terms and conditions of the Company’s Annual Management Supplemental Program in effect for the 2007 fiscal year, less legally required payroll deductions, which additional amount shall be prorated based on the length of employment during the 2007 fiscal year. The Company agrees to pay said additional amount on the date that the Employer makes bonus payments to eligible employees but no later than April 15, 2008.

(d)  The Employer and Employee agree that Section 2 of the Transfer Restriction Agreement dated January 27, 2006 (the “Transfer Restriction Agreement”) shall be amended in its entirety to state the following and such amendment shall supersede said section of the Transfer Restriction Agreement: “The Transfer Restrictions shall lapse with respect to the Options Shares on the date the Severance Agreement and Release is executed by the Employee.” Capitalized terms not otherwise defined in this subparagraph shall have the meanings ascribed to them in the Transfer Restriction Agreement. Moreover, the Employee acknowledges that Employee (i) elected to have all outstanding stock options re-priced to the measurement date price determined by the Company, (ii) agreed to repay to the Company an amount equal to the difference between the exercise price and the correct measurement date price for stock options previously exercised by Employee, which amount is currently estimated to be Three Thousand Seven Hundred Seventy-Three Dollars ($3,773) but is subject to final determination by the Company, and (iii) agrees that Employee continues to be bound by said terms with respect to Employee’s stock options. The Employee also acknowledges that the issuance of shares of the Company’s common stock upon the exercise of any stock option has been temporarily suspended and that Employee continues to be subject to such temporary suspension until further notice from the Company. After such temporary suspension has been lifted, the Employee shall have the same period of time to exercise any vested but unexercised stock options as other similarly situated employees, as determined by the Company in its sole discretion, who have terminated their employment during the temporary suspension.

(e) The parties acknowledge that they shall continue to be bound by the Performance Award Agreement dated January 30, 2006, including the amendment to the Performance Award Agreement dated July 9, 2007 (collectively, the “Performance Award Agreement”), which are attached hereto as Exhibit A. For purposes of the Performance Award Agreement, the Employee and Company acknowledge and agree that (1) Employee’s separation from the Company is by mutual agreement of the Employee and Company, and (2) Employee shall be deemed to have been employed a full calendar month during the month of July 2007.

(f) The Employer represents and warrants, and the Employee acknowledges, that the consideration paid to the Employee under this Agreement is at least equal to or exceeds the amount the Employee would ordinarily be entitled to upon termination of the Employee’s employment.

3.         Other Benefits. (a) Any and all other employment benefits received by the Employee shall terminate effective as of the Separation Date, except that in the event Employee elects to continue medical, dental, and vision benefits though COBRA, the Employer agrees to waive the applicable premium cost that Employee would otherwise be required to pay for continued group health coverage for Employee and his family under Employer’s medical and dental plans for a period of twelve (12) months or the date Employee commences full-time employment with another company that offers comparable health benefits, whichever date is sooner.

(b) The Company agrees that, through November 30, 2007, Employee’s personal mail and email shall be re-directed to a mail and email address as instructed by Employee.

(c) The Employee agrees that the Employee is not entitled to and will not seek any further consideration, including, but not limited to, any wages, vacation pay, sick pay, disability pay, bonus, compensation, payment or benefit from the Released Parties (as defined in Section 10) other than that to which the Employee is entitled pursuant to this Agreement.

4.         Removal from Company Positions and Indemnification. The Employee agrees that as of the Separation Date, the Employee shall resign from all positions held on behalf of the Company including but not limited to officer, director, agent, representative, trustee, administrator, fiduciary and signatory. In addition, with respect to all acts or omissions of Employee which occurred prior to the Separation Date, the Company agrees to continue to indemnify the Employee to the same extent that the Employee was indemnified prior to the Separation Date and that the Employee shall retain the benefit of all directors and officers liability insurance and coverage maintained by the Company with respect to claims made during the period provided by the Company’s current policy and to the extent provided by any future policy from time to time maintained by the Company with respect to other former executives of the Company, in each case on the terms and conditions of such policy.

5.         Return of Company Property. The Company agrees that Employee shall retain his blackberry and laptop computer, provided that they shall each be scrubbed of any Company information. The Employee agrees to return to the Company all other cellular telephones, keys, locks, documents, records, materials, and other information of any type whatsoever that is the property of the Company. Employee further agrees that Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the affairs of the Company or its vendors.

6.         Consultation with Counsel and Voluntariness of Agreement. (a) The Employee acknowledges that the Employer has advised the Employee in writing to consult with an attorney prior to executing this Agreement. The Employee further acknowledges that, to the extent desired, the Employee has consulted with the Employee’s own attorney in reviewing this Agreement, that the Employee has carefully read and fully understands all the provisions of this Agreement, and that the Employee is voluntarily entering into this Agreement.

(b) The Employee further acknowledges that the Employee has had a period of at least twenty-one (21) days in which to consider the terms of this Agreement.

(c) The Employee acknowledges that the Employee has been informed in writing that the Employee has seven (7) calendar days following the execution of this Agreement to revoke it, and that such revocation must be in writing, hand delivered or sent via overnight mail and actually received by the Employer within such period. It is specifically understood that this Agreement shall not be effective or enforceable, and the payments and benefits set forth in this Agreement shall not be paid until the seven-day revocation period has expired.

7.         Confidentiality of Agreement. The Employee agrees not to disclose the existence of this agreement or the terms and conditions of this Agreement to any person or entity, except: (a) to comply with this Agreement; (b) to the Employee’s legal, financial or tax advisors, spouse, and to the Internal Revenue Service or any similar state or local taxation authority; or (c) as otherwise required by law.

8.         Confidential Information; Non-Competition; Non-Solicitation; Non-Disparagement. The Employee acknowledges and agrees that he continues to be bound by the terms of the agreement, signed on or about January 30, 2006, attached hereto as Exhibit B.

9.         Confirmation of Employment. The Employer shall, if called upon, confirm the Employee’s dates of employment and position with the Employer.

10.       Release. (a) Employee represents and warrants that he is not aware of any misconduct by any employee or director of the Company that Employee should report in accordance with the Company’s Code of Business Conduct or any irregularity in the Company’s books or records or any other matter relating to the Company’s accounting that could properly be reported by Employee pursuant to the procedures established by the Company for making such reports, except any that has already been reported by Employee in writing to the appropriate personnel of the Company. In exchange for the consideration set forth in Section 2, the Employee, on behalf of the Employee and the Employee’s agents, assignees, attorneys, heirs, executors and administrators, voluntarily and knowingly releases the Employer, as well as the Employer’s successors, predecessors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents and representatives, in both their individual and representative capacities (collectively, the “Released Parties”), from any and all claims, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, and attorneys’ fees by reason of any matter, cause, act or omission arising out of or in connection with the Employee’s employment or separation from employment with the Employer, including but not limited to any claims based upon common law, any federal, state or local employment statutes or civil rights laws. Included in this release, without limiting its scope, are claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act, the Fair Labor Standards Act of 1938 as amended by the Equal Pay Act of 1963; the Employee Retirement Income Security Act of 1974; the New Jersey Conscientious Employee Protection Act; the New Jersey Law Against Discrimination; the New Jersey Family Leave Act; the New Jersey Wage Payment Act; the Sarbanes-Oxley Act of 2002; and any other laws prohibiting discrimination, retaliation, wrongful termination, failure to pay wages, breach of contract, defamation, invasion of privacy, whistleblowing or infliction of emotional distress, or any other matter. This release shall apply to all known, unknown, unsuspected and unanticipated claims, liens, injuries and damages that have accrued to the Employee as of the date of this Agreement.

(b) This release does not waive rights or claims that may arise after this release is executed and does not waive any rights or claims which cannot be waived as a matter of law. This Agreement does not affect the Employee’s right to file a charge with the EEOC or to participate in any investigation conducted by the EEOC, but the Employee acknowledges that the Employee is not entitled to any other monies other than those payments described in this Agreement.

(c) Employee agrees to execute and deliver to Company on the Separation Date a further Release in the form of Exhibit C.

11.       Cooperation. Employee shall furnish such information as may be in his possession to, and cooperate with, the Company as may reasonably be requested by the Company in the orderly transfer of his responsibilities to other Company employees or in connection with any litigation or other proceeding in which the Company is or may be involved or a party.

12.       Violation of Terms. Should the Employee violate any provision of this Agreement, then, in addition to all other damages or legal remedies available to the Employer (including without limitation injunctive relief), the Employee immediately shall return to the Employer all monies paid to the Employee pursuant to this Agreement. Should the Employer violate any provision of this Agreement, then the Employee shall have all remedies and civil actions available to remedy Employee’s damages. The parties agree that, should either party seek to enforce the terms of this Agreement through litigation, then the prevailing party, in addition to all other legal remedies, shall be reimbursed by the other party for all reasonable attorneys’ fees in relation to such litigation. However, in accordance with applicable laws, if the Employee violates this Agreement by commencing an action under the Age Discrimination in Employment Act, then the requirements set forth in this Section 12 shall not apply.

13.       No Admission. Nothing contained in this Agreement nor the fact that the parties have signed this Agreement shall be construed as an admission by either party.

14.       Waiver of Reinstatement. By entering into this Agreement, the Employee acknowledges that the Employee waives any claim to reinstatement and/or future employment with the Employer. The Employee further acknowledges that the Employee is not and shall not be entitled to any payments, benefits or other obligations from the Released Parties whatsoever (except as expressly set forth in this Agreement).

15.       Miscellaneous. This Agreement contains the entire understanding between the parties. This Agreement supersedes any and all previous agreements and plans, whether written or oral, between the Employee and the Employer. There are no other representations, agreements or understandings, oral or written, between the parties relating to the subject matter of this Agreement. No amendment to or modification of this Agreement shall be valid unless made in writing and executed by the parties hereto subsequent to the date of this Agreement. This Agreement shall be enforced in accordance with the laws of the State of New Jersey, and the parties agree that any litigation to enforce this Agreement will take place in New Jersey. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one Agreement, binding upon the parties hereto.

16.       Severability. If any term, provision or part of this Agreement shall be determined to be in conflict with any applicable federal, state or other governmental law or regulation, or otherwise shall be invalid or unlawful, such term, provision or part shall continue in effect to the extent permitted by such law or regulation. Such invalidity, unenforceability or unlawfulness shall not affect or impair any other terms, provisions and parts of this Agreement not in conflict, invalid or unlawful, and such terms, provisions and parts shall continue in full force and effect and remain binding upon the parties hereto.

THE EMPLOYEE STATES THAT THE EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT PRIOR TO SIGNING IT, THAT THE AGREEMENT HAS BEEN FULLY EXPLAINED TO THE EMPLOYEE PRIOR TO SIGNING IT, THAT THE EMPLOYEE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY AND THAT THE EMPLOYEE UNDERSTANDS THE AGREEMENT’S FINAL AND BINDING EFFECT PRIOR TO SIGNING IT, AND THAT THE EMPLOYEE IS SIGNING THE RELEASE VOLUNTARILY WITH THE FULL INTENTION OF COMPROMISING, SETTLING, AND RELEASING THE COMPANY AS STATED IN THIS AGREEMENT.

The Children’s Place Services Company, LLC		Steven Balasiano

By:	/s/ [Illegible]	/s/ Steven Balasiano
(signature)

Dated:	7/9/07	Dated:	July 9, 2007